News Release

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Steve Dale	H.D. McCullough	Judith T. Murphy
Media Relations	Investor Relations	Investor Relations
(612) 303-0784	(612) 303-0786	(612) 303-0783

U.S. BANCORP REPORTS RECORD NET INCOME FOR THIRD QUARTER 2003

EARNINGS SUMMARY								Table 1

($ in millions, except per-share data)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q03 vs	3Q03 vs	YTD	YTD	Percent
	2003	2003	2002	2Q03	3Q02	2003	2002	Change

Net income	$984.9	$953.6	$860.3	3.3	14.5	$2,849.7	$2,439.4	16.8
Earnings per share before cumulative effect of change in accounting principles (diluted)	0.51	0.49	0.45	4.1	13.3	1.47	1.29	14.0
Earnings per share (diluted)	0.51	0.49	0.45	4.1	13.3	1.47	1.27	15.7

Return on average assets (%)	2.05	2.04	1.97			2.04	1.92
Return on average equity(%)	20.5	20.0	19.8			20.2	19.6
Efficiency ratio (%)	42.1	52.1	51.7			47.9	49.9

Dividends declared per share	$0.205	$0.205	$0.195	—	5.1	$0.615	$0.585	5.1
Book value per share (period-end)	10.08	9.97	9.15	1.1	10.2
Net interest margin (%)	4.41	4.50	4.61			4.49	4.60

MINNEAPOLIS, October 21, 2003 — U.S. Bancorp (NYSE: USB) today reported net income of $984.9 million for the third quarter of 2003, compared with $860.3 million for the third quarter of 2002. Net income of $.51 per diluted share in the third quarter of 2003 was higher than the same period of 2002 by $.06 (13.3 percent). Return on average assets and return on average equity were 2.05 percent and 20.5 percent, respectively, for the third quarter of 2003, compared with returns of 1.97 percent and 19.8 percent, respectively, for the third quarter of 2002. Net income in the third quarter of 2003 included after-tax merger and restructuring-related items of ($6.7) million, which had an immaterial impact on earnings per share, compared with ($45.9) million, or ($.02) per share, in the third quarter of 2002.

     The Company’s results for the third quarter of 2003 improved over the same period of 2002, primarily due to growth in net interest income and fee based products and services, as well as controlled operating expense and lower credit costs. Included in the current quarter were losses on

U.S. Bancorp Reports Third Quarter 2003 Results
October 21, 2003

the sale of securities of ($108.9) million, a net reduction of $227.9 million from securities gains realized in the third quarter of 2002. The current quarter also included a $108.5 million reparation of mortgage servicing rights (“MSR”), a $226.2 million favorable variance over the third quarter of 2002. Changes in interest rates relative to the end of the second quarter of 2003 drove the realization of these items.

     U.S. Bancorp Chairman, President and Chief Executive Officer Jerry A. Grundhofer said, “The Company’s third quarter results confirm that we are on track to achieve the full year 2003 results that we communicated in late 2002. I am also pleased to report that we made significant progress in the quarter on a number of goals that we had previously committed to achieving. First, the Company continued to show improvement in overall credit quality. This improvement was a direct result of our efforts over the past two years to reduce the risk profile of the organization, and we believe that the improving trends will continue. Second, tangible common equity to assets ended the third quarter at 6.4 percent, comfortably above our target of 6.25 percent. This not only resulted in positive debt rating changes by the rating agencies, but it also now gives us added balance sheet flexibility and the opportunity to resume our stock buyback program. Third, we completed substantially all integration efforts during the quarter, including the final conversion of all NOVA customers onto one merchant processing platform. Finally, we announced a significant increase in distribution through the largest in-store branch expansion in our Company’s history. We are partnering with Safeway to open 163 new, full-service branches in California, Arizona and Nevada over the next two years. This expansion of our in-store branch network will be a cost-effective way to increase distribution in the fastest growing communities within our current franchise.

     Going forward, we will continue to focus on organic revenue growth, prudent risk management and the efficient use of capital for our shareholders. In addition, we launched our first national brand advertising campaign during the third quarter, which is reinforcing the breadth of our franchise and our commitment to providing convenience to our customers, as well as industry-leading customer service. In closing, I want to take this opportunity to acknowledge and thank our employees for their hard work and commitment. I know that all that we have accomplished and our lasting success depend on the contribution and dedication of each and every employee.”

     Total net revenue on a taxable-equivalent basis for the third quarter of 2003 was $99.1 million (3.0 percent) lower than the third quarter of 2002, which primarily reflected the net reduction in

U.S. Bancorp Reports Third Quarter 2003 Results
October 21, 2003

securities gains (losses) of $227.9 million. Otherwise, favorable revenue growth occurred in net interest income, capital markets-related revenue, cash management fees, and payment systems revenue. Acquisitions, including the 57 branches of Bay View Bank in California and the corporate trust business of State Street Bank and Trust Company (“State Street Corporate Trust”), contributed approximately $46.7 million of the increase in net revenue year-over-year. The Company experienced lower revenue levels in commercial products and the mortgage banking business. With the rise in interest rates from the end of the second quarter 2003, mortgage originations slowed resulting from lower refinancing activities.

     Total noninterest expense in the third quarter of 2003 was lower than the third quarter of 2002 by $250.3 million (15.2 percent), primarily reflecting the $226.2 million favorable change in the valuation of mortgage servicing rights caused by rising interest rates from late second quarter 2003. Also contributing to the positive variance in expense year-over-year was a $60.2 million reduction in merger and restructuring-related charges. These positive variances were partially offset by expense increases due to acquisitions, which accounted for approximately $28.1 million of expense growth year-over-year, and higher incentive-based compensation.

     Provision for credit losses for the third quarter of 2003 was $310.0 million, a decrease of $20.0 million (6.1 percent) from the third quarter of 2002. Net charge-offs in the third quarter of 2003 were $309.9 million, compared with the second quarter of 2003 net charge-offs of $322.9 million and third quarter of 2002 net charge-offs of $329.0 million. The decline from a year ago primarily reflected lower retail losses, the result of collection efforts and an improving credit risk profile. Total nonperforming assets declined from $1,359.7 million at June 30, 2003, to $1,318.3 million at September 30, 2003. The ratio of the allowance for credit losses to nonperforming loans was 202 percent at September 30, 2003, compared with 194 percent at June 30, 2003, and 204 percent at September 30, 2002.

     The Company’s effective tax rate was 34.0 percent in the third quarter of 2003, compared with an effective tax rate of 34.8 percent in the third quarter of 2002. The improvement in the effective tax rate primarily reflected a change in unitary state tax apportionment factors driven by a shift in business mix as a result of the impact of acquisitions, market demographics and the mix of product revenue.

     During the first quarter of 2003, the Company announced that its Board of Directors approved a plan to effect a spin-off of its capital markets business unit, including the investment banking and

U.S. Bancorp Reports Third Quarter 2003 Results
October 21, 2003

brokerage activities primarily conducted by its wholly-owned subsidiary, U.S. Bancorp Piper Jaffray Inc. While subject to review by the Securities and Exchange Commission, it is anticipated that the transaction will be completed by the end of 2003.

U.S. Bancorp Reports Third Quarter 2003 Results
October 21, 2003

INCOME STATEMENT HIGHLIGHTS								Table 2

(Taxable-equivalent basis, $ in millions,				Percent	Percent
except per-share data)				Change	Change
	3Q	2Q	3Q	3Q03 vs	3Q03 vs	YTD	YTD	Percent
	2003	2003	2002	2Q03	3Q02	2003	2002	Change

Net interest income	$1,832.6	$1,805.9	$1,741.1	1.5	5.3	$5,422.3	$5,101.3	6.3
Noninterest income	1,375.0	1,666.0	1,565.6	(17.5)	(12.2)	4,563.9	4,342.4	5.1

Total net revenue	3,207.6	3,471.9	3,306.7	(7.6)	(3.0)	9,986.2	9,443.7	5.7
Noninterest expense	1,397.3	1,696.5	1,647.6	(17.6)	(15.2)	4,667.9	4,617.4	1.1
Provision for credit losses	310.0	323.0	330.0	(4.0)	(6.1)	968.0	1,000.0	(3.2)

Income before income taxes and cumulative effect of change in accounting principles	1,500.3	1,452.4	1,329.1	3.3	12.9	4,350.3	3,826.3	13.7
Taxable-equivalent adjustment	8.0	7.6	9.3	5.3	(14.0)	23.9	27.4	(12.8)
Applicable income taxes	507.4	491.2	459.5	3.3	10.4	1,476.7	1,322.3	11.7

Income before cumulative effect of change in accounting principles	984.9	953.6	860.3	3.3	14.5	2,849.7	2,476.6	15.1
Cumulative effect of change in accounting principles (after-tax)	—	—	—	nm	nm	—	(37.2)	nm

Net income	$984.9	$953.6	$860.3	3.3	14.5	$2,849.7	$2,439.4	16.8

Diluted earnings per share:
Income before cumulative effect of change in accounting principles	$0.51	$0.49	$0.45	4.1	13.3	$1.47	$1.29	14.0
Cumulative effect of change in accounting principles	—	—	—	nm	nm	—	(0.02)	nm

Net income	$0.51	$0.49	$0.45	4.1	13.3	$1.47	$1.27	15.7

Net Interest Income

     Third quarter net interest income on a taxable-equivalent basis was $1,832.6 million, compared with $1,741.1 million recorded in the third quarter of 2002. Average earning assets for the period increased over the third quarter of 2002 by $14.8 billion (9.9 percent), primarily driven by increases in investment securities, residential mortgages, loans held for sale, and retail loans, partially offset by a decline in commercial loans. The net interest margin in the third quarter of 2003 was 4.41 percent, compared with 4.50 percent in the second quarter of 2003 and 4.61 percent in the third quarter of 2002. The decline in the net interest margin in the third quarter of 2003 from the third quarter of 2002 primarily reflected growth in lower-yielding investment securities as a

U.S. Bancorp Reports Third Quarter 2003 Results
October 21, 2003

percent of total earning assets, a change in loan mix, and a decline in the margin benefit from net free funds due to lower average long-term interest rates. In addition, the net interest margin declined year-over-year as a result of the consolidation of high credit quality, low margin loans from a commercial loan conduit on to the Company’s balance sheet during the third quarter of 2003. In anticipation of accounting changes required under FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” the Company elected not to reissue more than 90 percent of the commercial paper funding of Stellar Funding Group, Inc. (“Stellar”), causing the conduit to lose its status as a qualified special purpose entity and triggering the consolidation. The decline in the net interest margin in the third quarter of 2003 from the second quarter of 2003 also reflected a similar change in earning asset mix driven, in part, by the downward shift in average interest rates for the quarter and a decrease of approximately four basis points due to the consolidation of low margin Stellar commercial loans and the impact of a change in the Federal government’s payment methodology for treasury management services from the benefit of compensating balances, reflected in net interest income, to cash management fee income. The Company expects the net interest margin to remain relatively unchanged in the fourth quarter of 2003. Despite the decline in the net interest margin, net interest income on a taxable-equivalent basis in the third quarter of 2003 was higher than the second quarter of 2003, by $26.7 million (1.5 percent). The increase was primarily due to a $4.3 billion increase in average earning assets, driven by growth in investment securities and residential mortgages, in addition to the consolidation of approximately $2 billion of commercial loans from the Stellar conduit.

U.S. Bancorp Reports Third Quarter 2003 Results
October 21, 2003

NET INTEREST INCOME								Table 3

(Taxable-equivalent basis; $ in millions)
				Change	Change
	3Q	2Q	3Q	3Q03 vs	3Q03 vs	YTD	YTD
	2003	2003	2002	2Q03	3Q02	2003	2002	Change

Components of net interest income
Income on earning assets	$2,329.7	$2,347.2	$2,429.3	$(17.5)	$(99.6)	$7,027.9	$7,185.6	$(157.7)
Expense on interest-bearing liabilities	497.1	541.3	688.2	(44.2)	(191.1)	1,605.6	2,084.3	(478.7)

Net interest income	$1,832.6	$1,805.9	$1,741.1	$26.7	$91.5	$5,422.3	$5,101.3	$321.0

Average yields and rates paid
Earning assets yield	5.61%	5.85%	6.43%	(0.24)%	(0.82)%	5.82%	6.49%	(0.67)%
Rate paid on interest-bearing liabilities	1.49	1.69	2.26	(0.20)	(0.77)	1.66	2.33	(0.67)

Gross interest margin	4.12%	4.16%	4.17%	(0.04)%	(0.05)%	4.16%	4.16%	—%

Net interest margin	4.41%	4.50%	4.61%	(0.09)%	(0.20)%	4.49%	4.60%	(0.11)%

Average balances
Investment securities	$37,777	$36,142	$30,219	$1,635	$7,558	$36,059	$28,300	$7,759
Loans	119,982	117,803	114,664	2,179	5,318	118,046	114,135	3,911
Earning assets	165,165	160,859	150,336	4,306	14,829	161,285	147,992	13,293
Interest-bearing liabilities	132,642	128,664	120,758	3,978	11,884	129,043	119,671	9,372
Net free funds*	32,523	32,195	29,578	328	2,945	32,242	28,321	3,921

*	Represents noninterest-bearing deposits, allowance for credit losses, unrealized gain (loss) on available-for-sale securities, non-earning assets, other noninterest-bearing liabilities and equity

U.S. Bancorp Reports Third Quarter 2003 Results
October 21, 2003

AVERAGE LOANS								Table 4

($ in millions)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q03 vs	3Q03 vs	YTD	YTD	Percent
	2003	2003	2002	2Q03	3Q02	2003	2002	Change

Commercial	$36,958	$36,581	$37,673	1.0	(1.9)	$36,628	$38,707	(5.4)
Lease financing	5,022	5,121	5,543	(1.9)	(9.4)	5,131	5,627	(8.8)

Total commercial	41,980	41,702	43,216	0.7	(2.9)	41,759	44,334	(5.8)
Commercial mortgages	20,089	20,105	19,312	(0.1)	4.0	20,144	18,928	6.4
Construction and development	7,308	6,984	6,506	4.6	12.3	6,948	6,485	7.1

Total commercial real estate	27,397	27,089	25,818	1.1	6.1	27,092	25,413	6.6
Residential mortgages	12,234	11,012	8,513	11.1	43.7	11,131	8,225	35.3

Credit card	5,606	5,388	5,604	4.0	—	5,462	5,623	(2.9)
Retail leasing	5,806	5,762	5,543	0.8	4.7	5,773	5,309	8.7
Home equity and second mortgages	13,093	13,316	13,605	(1.7)	(3.8)	13,291	13,091	1.5
Other retail	13,866	13,534	12,365	2.5	12.1	13,538	12,140	11.5

Total retail	38,371	38,000	37,117	1.0	3.4	38,064	36,163	5.3

Total loans	$119,982	$117,803	$114,664	1.8	4.6	$118,046	$114,135	3.4

     Average loans for the third quarter of 2003 were $5.3 billion (4.6 percent) higher than the third quarter of 2002, primarily due to growth in average residential mortgages of $3.7 billion (43.7 percent) and retail loans of $1.3 billion (3.4 percent) year-over-year. Commercial and commercial real estate loans grew by just $343 million (.5 percent). Although the consolidation of loans from the Stellar commercial loan conduit had a positive impact on average loan balances year-over-year, current credit markets and soft economic conditions through early 2003 led to the modest increase in total commercial and commercial real estate loans. Average loans for the third quarter of 2003 were higher than the second quarter of 2003 by $2.2 billion (1.8 percent), reflecting growth in both residential mortgages and retail loans and the transfer of approximately $2 billion of average loans from the commercial loan conduit back on to the balance sheet.

     Average investment securities in the third quarter of 2003 were $7.6 billion (25.0 percent) higher than the third quarter of 2002, reflecting reinvestment of proceeds from loan sales, declines in commercial loan balances and deposits assumed in connection with the Bay View Bank branch

U.S. Bancorp Reports Third Quarter 2003 Results
October 21, 2003

acquisition. Investment securities at September 30, 2003, were $6.5 billion higher than at September 30, 2002, but $563 million lower than the balance at June 30, 2003. During the third quarter of 2003, the Company sold approximately $3.2 billion of fixed-rate securities as part of a decision to offset the reparation of MSR impairment and reinvest the proceeds into higher yielding securities.

AVERAGE DEPOSITS								Table 5

($ in millions)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q03 vs	3Q03 vs	YTD	YTD	Percent
	2003	2003	2002	2Q03	3Q02	2003	2002	Change

Noninterest-bearing deposits	$31,907	$32,515	$28,838	(1.9)	10.6	$32,412	$27,872	16.3
Interest-bearing deposits
Interest checking	20,148	18,090	15,534	11.4	29.7	18,601	15,336	21.3
Money market accounts	33,980	31,134	24,512	9.1	38.6	31,285	24,563	27.4
Savings accounts	5,846	5,614	4,969	4.1	17.6	5,579	4,901	13.8

Savings products	59,974	54,838	45,015	9.4	33.2	55,465	44,800	23.8
Time certificates of deposit less than $100,000	14,824	15,790	18,710	(6.1)	(20.8)	15,936	19,602	(18.7)
Time deposits greater than $100,000	11,251	13,008	12,349	(13.5)	(8.9)	12,836	10,865	18.1

Total interest-bearing deposits	86,049	83,636	76,074	2.9	13.1	84,237	75,267	11.9

Total deposits	$117,956	$116,151	$104,912	1.6	12.4	$116,649	$103,139	13.1

     Average noninterest-bearing deposits in the third quarter of 2003 were higher than the third quarter of 2002 by $3.1 billion (10.6 percent), primarily due to higher business and government banking demand deposit balances. Average interest-bearing deposits increased by $10.0 billion (13.1 percent) over the third quarter of 2002. Approximately $3.7 billion of the increase in average interest-bearing deposits was due to acquisitions, while the remaining $6.3 billion of growth was driven by increases in savings products balances, partially offset by decreases in time certificates of deposit less than $100,000 and time deposits greater than $100,000.

     Total deposits in the third quarter of 2003 were $1.8 billion (1.6 percent) higher on average than the second quarter of 2003. Noninterest-bearing deposits at September 30, 2003, were $12.0 billion lower than at June 30, 2003, but slightly higher than at September 30, 2002. The majority

U.S. Bancorp Reports Third Quarter 2003 Results
October 21, 2003

of the decrease from June 30, 2003, to September 30, 2003, was due to the timing of seasonal corporate trust and government deposits of short duration at the end of the second quarter of 2003. These short-term deposits also contributed to the $6.1 billion decline in total assets from June 30, 2003, to September 30, 2003, as the short-term funds had been invested in money market investments.

NONINTEREST INCOME								Table 6

($ in millions)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q03 vs	3Q03 vs	YTD	YTD	Percent
	2003	2003	2002	2Q03	3Q02	2003	2002	Change

Credit and debit card revenue	$137.6	$142.3	$132.8	(3.3)	3.6	$407.3	$373.3	9.1
Corporate payment products revenue	95.7	90.9	87.6	5.3	9.2	272.6	245.3	11.1
ATM processing services	41.3	41.9	42.9	(1.4)	(3.7)	125.6	118.9	5.6
Merchant processing services	146.3	141.8	147.3	3.2	(0.7)	415.4	425.3	(2.3)
Trust and investment management fees	241.9	241.9	225.2	—	7.4	714.1	684.4	4.3
Deposit service charges	187.0	179.0	186.5	4.5	0.3	529.2	503.9	5.0
Cash management fees	126.2	111.8	105.8	12.9	19.3	350.0	314.3	11.4
Commercial products revenue	97.8	100.0	125.0	(2.2)	(21.8)	302.0	370.9	(18.6)
Mortgage banking revenue	89.5	90.3	111.8	(0.9)	(19.9)	275.2	241.8	13.8
Trading account profits and commissions	56.2	67.6	52.6	(16.9)	6.8	184.7	152.0	21.5
Investment products fees and commissions	104.5	109.2	105.0	(4.3)	(0.5)	314.0	323.5	(2.9)
Investment banking revenue	75.0	56.8	35.7	32.0	nm	169.4	159.4	6.3
Securities gains (losses), net	(108.9)	213.1	119.0	nm	nm	244.9	193.7	26.4
Other	84.9	79.4	88.4	6.9	(4.0)	259.5	235.7	10.1

Total noninterest income	$1,375.0	$1,666.0	$1,565.6	(17.5)	(12.2)	$4,563.9	$4,342.4	5.1

Noninterest Income

     Third quarter noninterest income was $1,375.0 million, a decrease of $190.6 million (12.2 percent) from the same quarter of 2002, and a $291.0 million (17.5 percent) decrease from the second quarter of 2003. The decline in noninterest income from the third quarter of 2002 was driven by a net reduction in gains (losses) on the sale of securities, commercial products revenue and mortgage banking revenue, partially offset by increases in investment banking revenue, cash management fees, payment services revenue, and acquisitions, including the branches of Bay View Bank and State Street Corporate Trust, which contributed approximately $27.1 million in noninterest income in the third quarter of 2003. Credit and debit card revenue and corporate

U.S. Bancorp Reports Third Quarter 2003 Results
October 21, 2003

payment products revenue were higher in the third quarter of 2003 than the third quarter of 2002 by $12.9 million (5.9 percent). Although credit and debit card revenue grew year-over-year, the growth was somewhat muted due to the impact of the settlement of the antitrust litigation brought against VISA USA and Mastercard by Wal-Mart, Sears and other retailers, which lowered the interchange rate on signature debit transactions as of August 1, 2003. The year-over-year impact of the VISA settlement on credit and debit card revenue was approximately $5.7 million. This change in the interchange rate, in addition to higher customer loyalty rewards expenses, however, were more than offset by increases in transaction volumes and other rate adjustments. The corporate payment products revenue growth reflected growth in sales and card usage. ATM processing services and merchant processing services revenue were both slightly lower in the third quarter of 2003 than the same quarter of 2002, by $1.6 million (3.7 percent) and $1.0 million (.7 percent), respectively. The unfavorable variance in ATM processing services revenue was primarily due to lower transaction volumes, while merchant processing services revenue was lower year-over-year due to lower processing spreads resulting from changes in the mix of merchants. The favorable variance in trust and investment management fees of $16.7 million (7.4 percent) in the third quarter of 2003 over the same period of 2002 was principally driven by the acquisition of State Street Corporate Trust, which contributed $21.9 million in fees during the third quarter of 2003. Cash management fees grew by $20.4 million (19.3 percent) in the third quarter of 2003 over the same period of 2002, with the majority of the change within the Wholesale Banking line of business. The increase in cash management fees over the third quarter of 2002 was primarily driven by a change in the Federal government’s payment methodology for treasury management services from compensating balances, reflected in net interest income, to fees during the third quarter of 2003. Investment banking revenue grew by $39.3 million in the third quarter of 2003 over the third quarter of 2002, primarily due to increased equity market activity. Offsetting these favorable variances were declines in mortgage banking revenue and commercial products revenue year-over-year. Mortgage banking revenue decreased by $22.3 million (19.9 percent) in the third quarter of 2003 from the third quarter of 2002 due to lower gains on the sale of loans, offset somewhat by servicing revenue. Commercial products revenue declined by $27.2 million (21.8 percent) year-over-year, principally reflecting lower commercial loan conduit servicing fees, which resulted, in part, from unwinding the Stellar commercial loan conduit.

U.S. Bancorp Reports Third Quarter 2003 Results
October 21, 2003

     Noninterest income declined in the third quarter of 2003 by $291.0 million (17.5 percent) from the second quarter of 2003, primarily due to a net reduction in gains (losses) on the sale of securities of $227.9 million and declines in credit and debit card revenue and commercial products revenue. These unfavorable variances were partially offset by higher cash management fees, deposit service charges, corporate payment products revenue, merchant processing services revenue, capital markets-related revenue and other income. Credit and debit card revenue in the third quarter was lower than the second quarter of 2003, primarily due to the VISA USA settlement, which reduced debit card interchange revenue by approximately $8.3 million, and the expansion of the Company’s debit card rewards programs. The unfavorable variance in commercial products revenue was the result of lower loan conduit servicing fees due to unwinding the commercial loan conduit. The increase in cash management fees over the prior quarter was due to a change in the Federal government’s payment methodology for treasury management services from the benefit of compensating balances, reflected in net interest income, to cash management fee income. The increase in deposit service charges from the second quarter of 2003 was primarily due to increased account activity and revenue enhancements in the Consumer Banking business line. Corporate payment products and merchant processing services revenue increased by $4.8 million (5.3 percent) and $4.5 million (3.2 percent), respectively, on a linked quarter basis due to higher transaction volume. Capital markets-related activity was slightly higher than the prior quarter due to equity market transactions, which were partially offset by lower trading account profits and commissions and investment products fees and commissions.

U.S. Bancorp Reports Third Quarter 2003 Results
October 21, 2003

NONINTEREST EXPENSE								Table 7

($ in millions)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q03 vs	3Q03 vs	YTD	YTD	Percent
	2003	2003	2002	2Q03	3Q02	2003	2002	Change

Salaries	$623.3	$625.3	$606.0	(0.3)	2.9	$1,850.4	$1,801.9	2.7
Employee benefits	90.9	95.0	93.8	(4.3)	(3.1)	295.1	281.3	4.9
Net occupancy	101.3	101.1	103.2	0.2	(1.8)	304.6	305.1	(0.2)
Furniture and equipment	72.7	72.0	75.7	1.0	(4.0)	218.1	229.6	(5.0)
Capitalized software	36.0	38.2	36.8	(5.8)	(2.2)	111.5	112.9	(1.2)
Communication	49.5	50.5	46.6	(2.0)	6.2	151.2	136.4	10.9
Postage	45.0	45.9	44.3	(2.0)	1.6	136.3	135.3	0.7
Other intangible assets	10.8	312.3	211.4	(96.5)	(94.9)	558.2	396.3	40.9
Merger and restructuring-related charges	10.2	10.8	70.4	(5.6)	(85.5)	38.6	216.2	(82.1)
Other	357.6	345.4	359.4	3.5	(0.5)	1,003.9	1,002.4	0.1

Total noninterest expense	$1,397.3	$1,696.5	$1,647.6	(17.6)	(15.2)	$4,667.9	$4,617.4	1.1

Noninterest Expense

     Third quarter noninterest expense totaled $1,397.3 million, a decrease of $250.3 million (15.2 percent) from the third quarter of 2002. The decline in expense year-over-year was primarily due to the favorable change in MSR intangible valuations of $226.2 million and a $60.2 million reduction in merger and restructuring-related charges. These positive variances were partially offset by the impact of recent acquisitions, including the branches of Bay View Bank and State Street Corporate Trust, and compensation expense, which primarily reflected higher incentive-based compensation related to capital markets activity. The acquisitions contributed approximately $28.1 million of expense to the quarter.

     Noninterest expense in the third quarter of 2003 was lower than the second quarter of 2003 by $299.2 million (17.6 percent). The favorable variance was primarily due to the change in MSR intangible valuations of $304.8 million. Partially offsetting this positive variance was other expense, which was $12.2 million (3.5 percent) higher than the prior quarter, primarily reflecting increases in legal and professional services, data processing, cardholder processing expense, and insurance.

U.S. Bancorp Reports Third Quarter 2003 Results
October 21, 2003

ALLOWANCE FOR CREDIT LOSSES					Table 8

($ in millions)	3Q	2Q	1Q	4Q	3Q
	2003	2003	2003	2002	2002

Balance, beginning of period	$2,367.6	$2,408.5	$2,422.0	$2,460.5	$2,466.4

Net charge-offs
Commercial	123.9	122.9	137.9	136.7	124.0
Lease financing	19.2	26.9	23.0	58.2	23.4

Total commercial	143.1	149.8	160.9	194.9	147.4

Commercial mortgages	5.9	9.3	2.9	13.5	3.5
Construction and development	4.6	2.5	1.0	(0.9)	6.0

Total commercial real estate	10.5	11.8	3.9	12.6	9.5

Residential mortgages	7.3	6.5	5.9	6.6	5.9

Credit card	59.3	64.5	68.7	69.1	70.8
Retail leasing	12.2	12.6	13.9	10.7	9.4
Home equity and second mortgages	23.2	23.9	25.4	24.4	21.5
Other retail	54.3	53.8	55.1	60.2	64.5

Total retail	149.0	154.8	163.1	164.4	166.2

Total net charge-offs	309.9	322.9	333.8	378.5	329.0

Provision for credit losses	310.0	323.0	335.0	349.0	330.0
Acquisitions and other changes	—	(41.0)	(14.7)	(9.0)	(6.9)

Balance, end of period	$2,367.7	$2,367.6	$2,408.5	$2,422.0	$2,460.5

Net charge-offs to average loans (%)	1.02	1.10	1.16	1.30	1.14

Allowance as a percentage of:
Period-end loans	1.98	1.98	2.06	2.08	2.12
Nonperforming loans	202	194	194	196	204
Nonperforming assets	180	174	177	176	183

Credit Quality

     The allowance for credit losses was $2,367.7 million at September 30, 2003, compared with the allowance for credit losses of $2,367.6 million at June 30, 2003. The ratio of the allowance for credit losses to nonperforming loans was 202 percent at September 30, 2003, compared with 194 percent at June 30, 2003. The ratio of the allowance for credit losses to period-end loans was 1.98 percent at September 30, 2003, equal to the ratio at June 30, 2003. Total net charge-offs in the

U.S. Bancorp Reports Third Quarter 2003 Results
October 21, 2003

third quarter of 2003 were $309.9 million, compared with the second quarter of 2003 net charge-offs of $322.9 million and the third quarter of 2002 net charge-offs of $329.0 million.

     Commercial and commercial real estate loan net charge-offs were $153.6 million for the third quarter of 2003, or .88 percent of average loans outstanding, compared with $161.6 million, or .94 percent of average loans outstanding, in the second quarter of 2003 and $156.9 million, or .90 percent of average loans outstanding, in the third quarter of 2002.

     Retail loan net charge-offs of $149.0 million in the third quarter of 2003 were lower than the second quarter of 2003 by $5.8 million (3.7 percent) and $17.2 million (10.3 percent) lower than the third quarter of 2002. Retail loan net charge-offs as a percent of average loans outstanding were 1.54 percent in the third quarter of 2003, compared with 1.63 percent and 1.78 percent in the second quarter of 2003 and third quarter of 2002, respectively. Lower levels of retail loan net charges-offs principally reflected the Company’s improvement in ongoing collection efforts and risk management.

U.S. Bancorp Reports Third Quarter 2003 Results
October 21, 2003

CREDIT RATIOS					Table 9

(Percent)	3Q	2Q	1Q	4Q	3Q
	2003	2003	2003	2002	2002

Net charge-offs ratios*
Commercial	1.33	1.35	1.54	1.47	1.31
Lease financing	1.52	2.11	1.78	4.27	1.67
Total commercial	1.35	1.44	1.57	1.83	1.35

Commercial mortgages	0.12	0.19	0.06	0.27	0.07
Construction and development	0.25	0.14	0.06	(0.05)	0.37
Total commercial real estate	0.15	0.17	0.06	0.19	0.15

Residential mortgages	0.24	0.24	0.24	0.29	0.27

Credit card	4.20	4.80	5.17	4.84	5.01
Retail leasing	0.83	0.88	0.98	0.75	0.67
Home equity and second mortgages	0.70	0.72	0.76	0.71	0.63
Other retail	1.55	1.59	1.69	1.90	2.07
Total retail	1.54	1.63	1.75	1.74	1.78

Total net charge-offs	1.02	1.10	1.16	1.30	1.14

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans**
Commercial	0.11	0.09	0.10	0.14	0.15
Commercial real estate	0.01	0.02	0.03	0.04	0.04
Residential mortgages	0.63	0.65	0.82	0.90	0.93
Retail	0.57	0.63	0.71	0.72	0.63
Total loans	0.29	0.30	0.34	0.37	0.33

Delinquent loan ratios - 90 days or more past due including nonperforming loans**
Commercial	2.31	2.27	2.33	2.35	2.24
Commercial real estate	0.75	0.82	0.85	0.90	0.82
Residential mortgages	0.98	1.13	1.37	1.44	1.62
Retail	0.63	0.70	0.77	0.79	0.70
Total loans	1.27	1.32	1.40	1.43	1.38

*	annualized and calculated on average loan balances

**	ratios are expressed as a percent of ending loan balances

     The overall level of net charge-offs in the third quarter of 2003 continued to reflect current economic conditions. Due to the Company’s ongoing efforts to reduce the overall risk profile of the organization, net charge-offs are expected to continue to trend lower.

U.S. Bancorp Reports Third Quarter 2003 Results
October 21, 2003

ASSET QUALITY					Table 10

($ in millions)
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2003	2003	2003	2002	2002

Nonperforming loans
Commercial	$793.9	$795.2	$808.4	$760.4	$745.2
Lease financing	111.6	126.6	129.4	166.7	170.6

Total commercial	905.5	921.8	937.8	927.1	915.8
Commercial mortgages	161.5	182.0	174.6	174.6	157.6
Construction and development	40.2	35.3	46.1	57.5	49.1

Commercial real estate	201.7	217.3	220.7	232.1	206.7
Residential mortgages	46.1	56.0	57.4	52.0	57.7
Retail	21.6	24.2	23.9	26.1	27.1

Total nonperforming loans	1,174.9	1,219.3	1,239.8	1,237.3	1,207.3

Other real estate	70.4	71.5	66.2	59.5	63.3
Other nonperforming assets	73.0	68.9	56.6	76.7	73.8

Total nonperforming assets*	$1,318.3	$1,359.7	$1,362.6	$1,373.5	$1,344.4

Accruing loans 90 days past due	$352.4	$360.7	$403.5	$426.4	$387.9

Nonperforming assets to loans plus ORE (%)	1.10	1.14	1.16	1.18	1.16

*	does not include accruing loans 90 days past due

     Nonperforming assets at September 30, 2003, totaled $1,318.3 million, compared with $1,359.7 million at June 30, 2003, and $1,344.4 million at September 30, 2002. The ratio of nonperforming assets to loans and other real estate was 1.10 percent at September 30, 2003, compared with 1.14 percent at June 30, 2003, and 1.16 percent at September 30, 2002. Given the Company’s ongoing efforts to reduce the overall risk profile of the organization, nonperforming assets are expected to continue to trend lower.

U.S. Bancorp Reports Third Quarter 2003 Results
October 21, 2003

CAPITAL POSITION					Table 11

($ in millions)	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2003	2003	2003	2002	2002

Total shareholders’ equity	$19,426	$19,180	$18,520	$18,101	$17,518
Tier 1 capital	14,243	13,609	12,873	12,606	13,172
Total risk-based capital	21,512	21,051	19,900	19,753	20,420

Common equity to assets	10.3%	9.8%	10.2%	10.1%	10.1%
Tangible common equity to assets	6.4	5.8	5.8	5.6	6.1
Tier 1 capital ratio	8.8	8.3	8.0	7.8	8.1
Total risk-based capital ratio	13.3	12.8	12.4	12.2	12.6
Leverage ratio	7.8	7.6	7.4	7.5	7.9

     Total shareholders’ equity was $19.4 billion at September 30, 2003, compared with $17.5 billion at September 30, 2002. The increase was the result of corporate earnings offset primarily by dividends.

     Tangible common equity to assets was 6.4 percent at September 30, 2003, compared with 5.8 percent at June 30, 2003 and 6.1 percent at September 30, 2002. The tier 1 capital ratio was 8.8 percent at September 30, 2003, compared with 8.3 percent at June 30, 2003, and 8.1 percent at September 30, 2002. The total risk-based capital ratio was 13.3 percent at September 30, 2003, compared with 12.8 percent at June 30, 2003, and 12.6 percent at September 30, 2002. The leverage ratio was 7.8 percent at September 30, 2003, compared with 7.6 percent at June 30, 2003, and 7.9 percent at September 30, 2002. All regulatory ratios continue to be in excess of stated “well capitalized” requirements.

U.S. Bancorp Reports Third Quarter 2003 Results
October 21, 2003

COMMON SHARES					Table 12

(Millions)	3Q	2Q	1Q	4Q	3Q
	2003	2003	2003	2002	2002

Beginning shares outstanding	1,924.5	1,919.0	1,917.0	1,914.7	1,914.2

Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	2.9	5.5	2.0	2.3	0.9
Shares repurchased	—	—	—	—	(0.4)

Ending shares outstanding	1,927.4	1,924.5	1,919.0	1,917.0	1,914.7

     On December 18, 2001, the board of directors of U.S. Bancorp approved an authorization to repurchase 100 million shares of outstanding common stock through 2003. As of September 30, 2003, there were approximately 91.5 million shares remaining to be repurchased under this authorization.

U.S. Bancorp Reports Third Quarter 2003 Results
October 21, 2003

LINE OF BUSINESS FINANCIAL PERFORMANCE*									Table 13

($ in millions)
	Operating Earnings**			Percent Change
									3Q 2003
	3Q	2Q	3Q	3Q03 vs	3Q03 vs	YTD	YTD	Percent	Earnings
Business Line	2003	2003	2002	2Q03	3Q02	2003	2002	Change	Composition

Wholesale Banking	$316.1	$297.1	$300.8	6.4	5.1	$906.9	$864.4	4.9	32%
Consumer Banking	446.4	426.3	396.0	4.7	12.7	1,282.7	1,138.8	12.6	45
Private Client, Trust and Asset Management	131.9	128.5	110.2	2.6	19.7	377.6	347.1	8.8	13
Payment Services	192.0	182.2	196.3	5.4	(2.2)	544.5	496.3	9.7	19
Capital Markets	18.3	10.2	9.3	79.4	96.8	34.4	27.8	23.7	2
Treasury and Corporate Support	(113.1)	(83.5)	(106.4)	(35.4)	(6.3)	(271.0)	(256.8)	(5.5)	(11)

Consolidated Company	$991.6	$960.8	$906.2	3.2	9.4	$2,875.1	$2,617.6	9.8	100%

*	preliminary data

**	earnings before merger and restructuring-related items and cumulative effect of change in accounting principles

Lines of Business

     Within the Company, financial performance is measured by major lines of business which include Wholesale Banking, Consumer Banking, Private Client, Trust and Asset Management, Payment Services, Capital Markets, and Treasury and Corporate Support. Business line results are derived from the Company’s business unit profitability reporting systems. Designations, assignments and allocations may change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to our diverse customer base. During 2003, certain organization and methodology changes were made and, accordingly, results for 2003 and 2002 have been restated and presented on a comparable basis.

     Wholesale Banking offers lending, depository, treasury management and other financial services to middle market, large corporate and public sector clients. Wholesale Banking contributed $316.1 million of the Company’s operating earnings in the third quarter of 2003, a 5.1 percent increase over the same period of 2002 and a 6.4 percent increase over the second quarter of 2003. The increase in Wholesale Banking’s third quarter 2003 contribution over the third quarter

U.S. Bancorp Reports Third Quarter 2003 Results
October 21, 2003

of 2002 was the result of slightly higher net revenue (1.3 percent), lower noninterest expense (13.7 percent), and a favorable variance in the provision for credit losses (2.2 percent). Total net revenue in the third quarter of 2003 was higher than the third quarter of 2002, the net effect of a favorable variance in net interest income (2.2 percent) and slightly lower noninterest income (.8 percent). The increase in net interest income was primarily due to a significant increase in average deposits (42.6 percent) year-over-year and the consolidation of the commercial loan conduit. Wholesale Banking’s unfavorable variance in noninterest income year-over-year was the net result of lower commercial products revenue (22.5 percent) and higher cash management fees (29.1 percent). The increase in cash management fees was principally driven by a change in the Federal government’s payment methodology for treasury management services from compensating balances to fees during the third quarter of 2003, while the decline in commercial products revenue was primarily due to lower loan conduit servicing fees related to the unwinding of the commercial loan conduit. Wholesale Banking’s favorable variance in noninterest expense year-over-year was driven by decreases in salaries and employee benefits and other expense, principally loan expense, professional services and miscellaneous losses. The increase in Wholesale Banking’s contribution to operating earnings in the third quarter of 2003 over the second quarter of 2003 was the result of a slight favorable variance in net revenue (1.9 percent), lower noninterest expense (9.3 percent) and a decline in the provision for credit losses (7.9 percent). Net revenue in the third quarter of 2003 was higher than the previous quarter due to an increase in net interest income (2.5 percent), while a decrease in other expense, principally loan expense, and net charge-offs drove the favorable variances in noninterest expense and the provision for credit losses, respectively.

     Consumer Banking delivers products and services to the broad consumer market and small businesses through banking offices, telemarketing, on-line services, direct mail and automated teller machines (“ATMs”). It encompasses community banking, metropolitan banking, small business banking, consumer lending, mortgage banking, workplace banking, student banking, 24-hour banking, and investment product and insurance sales. Consumer Banking contributed $446.4 million of the Company’s operating earnings in the third quarter of 2003, a 12.7 percent increase over the same period of 2002 and a 4.7 percent increase over the second quarter of 2003. The increase in Consumer Banking’s third quarter 2003 contribution over the third quarter of 2002 was the result of lower net revenue (9.3 percent) and a favorable variance in noninterest expense (34.0 percent). Net interest income improved year-over-year by $82.4 million (9.6 percent), the result of

U.S. Bancorp Reports Third Quarter 2003 Results
October 21, 2003

increases in residential mortgages, retail loans and average deposits, as well as the acquisition of the Bay View Bank branches in California. Chiefly offsetting the favorable variance in net interest income was a net reduction in gains (losses) on the sale of securities, in addition to lower mortgage banking revenue, and other revenue. The variance in other revenue was primarily due to higher end-of-term lease residual losses. The $108.7 million of losses on the sale of securities recognized by the business line in the third quarter of 2003 represent an economic hedge to the reparation of MSR valuation caused by changes in interest rates and a related reduction in prepayments. Noninterest expense in the third quarter of 2003 was lower than the third quarter of 2002 (34.0 percent), mainly due to the change in MSR valuation, partly offset by the impact of the acquisition of the Bay View Bank branches. The improvement in Consumer Banking’s contribution in the third quarter of 2003 over the second quarter of 2003 was the result of a decrease in noninterest expense (43.3 percent), partially offset by lower net revenue (18.2 percent). These variances were largely due to the change in MSR valuation and the net reduction in gains (losses) on sale of securities, respectively.

     Private Client, Trust and Asset Management provides mutual fund processing services, trust, private banking and financial advisory services through four businesses, including: the Private Client Group, Corporate Trust, Institutional Trust and Custody, and Fund Services, LLC. The business segment also offers investment management services to several client segments including mutual funds, institutional customers, and private asset management. Private Client, Trust and Asset Management contributed $131.9 million of the Company’s operating earnings in the third quarter of 2003, 19.7 percent higher than the same period of 2002 and 2.6 percent higher than the second quarter of 2003. The favorable variance in the business line’s contribution in the third quarter of 2003 over the third quarter of 2002 was the result of a favorable variance in net revenue of $40.0 million (13.3 percent), partly offset by an unfavorable variance in noninterest expense of $8.2 million (6.7 percent). The increase in net revenue was primarily due to the acquisition of State Street Corporate Trust, which added approximately $32.0 million of net revenue in the third quarter of 2003, and higher deposit balances, which favorably impacted net interest income year-over-year. The unfavorable variance in expense was, also, primarily due to the acquisition of State Street Corporate Trust, partly offset by business line cost savings year-over-year. The $3.4 million (2.6 percent) increase in the business line’s contribution in the third quarter of 2003 over the second quarter of 2003 was the result of higher net revenue (2.4 percent), largely net interest

U.S. Bancorp Reports Third Quarter 2003 Results
October 21, 2003

income, partially offset by a slight increase in noninterest expense (.3 percent) and a $2.2 million increase in the provision for credit losses. The increase in net interest income from the second quarter of 2003 to the third quarter of 2003 was driven by an increase in average deposits (14.2 percent).

     Payment Services includes consumer and business credit cards, corporate and purchasing card services, consumer lines of credit, ATM processing, merchant processing, and debit cards. Payment Services contributed $192.0 million of the Company’s operating earnings in the third quarter of 2003, a 2.2 percent decrease from the same period of 2002, but a 5.4 percent increase over the second quarter of 2003. The decline in Payment Services’ contribution in the third quarter of 2003 from the third quarter of 2002 was the result of lower net revenue (3.9 percent), partially offset by a decline in noninterest expense (2.2 percent) and a lower provision for credit losses (11.9 percent). The reduction in net revenue year-over-year was primarily due to lower net interest income (8.5 percent), which reflected lower spreads on retail credit cards and a reduction in loan fees relative to the prior year’s quarter, slight decreases in ATM processing services and merchant processing services revenue of 3.7 percent and .7 percent, respectively, and lower other revenue. Other revenue decreased due to gains of $20.9 million on the sale of a credit card loan portfolio that was completed in the third quarter of 2002. Partially offsetting these declines were growth in credit and debit card revenue (3.1 percent) and corporate payment products revenue (9.2 percent). Although credit and debit card revenue was negatively impacted in the third quarter of 2003 by the VISA debit card settlement and higher customer loyalty rewards expenses, increases in transaction volumes and other rate adjustments more than offset these detrimental changes. Noninterest expense declined by $4.2 million (2.2 percent) in the third quarter of 2003 from the third quarter of 2002, primarily due to savings from the completion of systems integration activity. The increase in Payment Services’ contribution in the third quarter of 2003 over the previous quarter was primarily due to seasonally higher net revenue in corporate payment products revenue and merchant processing services and a lower provision for credit losses. Offsetting a portion of the increase in corporate payment products and merchant processing services were lower credit and debit card revenues, largely the result of the VISA debit card settlement and higher customer loyalty rewards expense.

     Capital Markets engages in equity and fixed income trading activities, offers investment banking and underwriting services for corporate and public sector customers and provides financial

U.S. Bancorp Reports Third Quarter 2003 Results
October 21, 2003

advisory services and securities, mutual funds, annuities and insurance products to consumers and regionally based businesses through a network of brokerage offices. Capital Markets contributed $18.3 million of the Company’s operating earnings in the third quarter of 2003, compared with a contribution of $9.3 million in the third quarter of 2002 and $10.2 million in the second quarter of 2003. The business line’s contribution was higher in the third quarter of 2003 than the same quarter of 2002, primarily due to an increase in net revenue (18.8 percent), driven by both equity and fixed income investment banking activity, partially offset by an increase in noninterest expense (11.9 percent), principally incentive-based compensation. The increase in Capital Markets’ contribution in the third quarter of 2003 over the previous quarter was primarily the result of an increase in net revenue (2.2 percent), driven by higher equity and fixed income investment banking activity, in addition to a decrease in noninterest expense (4.3 percent). Noninterest expense declined from the previous quarter chiefly due to lower litigation-related expense.

     Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management and asset securitization activities, interest rate risk management, the net effect of transfer pricing related to average balances and business activities managed on a corporate basis, including enterprise-wide operations and administrative support functions. Treasury and Corporate Support recorded an operating loss of $113.1 million in the third quarter of 2003, compared with operating losses of $106.4 million in the third quarter of 2002 and $83.5 million in the second quarter of 2003. The increase in the loss year-over-year was largely the result of a decrease in net revenue of $33.7 million (15.7 percent), partially offset by a benefit from a change in the effective tax rate year-over-year. The decline in net revenue from the third quarter of 2002 was primarily due to a net reduction in gains (losses) on the sale of securities, partially offset by higher equity investment gains relative to the same quarter of 2002. The increase in the business line’s loss in the third quarter of 2003 over the second quarter of 2003 was the result of unfavorable variances in net revenue (14.7 percent) and noninterest expense (4.6 percent).

     Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.

U.S. Bancorp Reports Third Quarter 2003 Results
October 21, 2003

CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, JERRY A. GRUNDHOFER, AND VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, DAVID M. MOFFETT, WILL HOST A CONFERENCE CALL TO REVIEW THE FINANCIAL RESULTS ON TUESDAY, October 21, 2003, AT 8:00 a.m. (CDT). To access the conference call, please dial 800-867-2186 and ask for the U.S. Bancorp earnings conference call. Participants calling from outside the United States, please call 785-832-0326. For those unable to participate during the live call, a recording of the call will be available approximately one hour after the conference call ends on Tuesday, October 21, 2003, and will run through Tuesday, October 28, 2003, at 11:00 p.m. (CDT). To access the recorded message dial 800-938-2796. If calling from outside the United States, please dial 402-220-9030.

     Minneapolis-based U.S. Bancorp (“USB”), with $189 billion in assets, is the 8th largest financial services holding company in the United States. The company operates 2,201 banking offices and 4,506 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp on the web at usbank.com.

U.S. Bancorp Reports Third Quarter 2003 Results
October 21, 2003

Forward-Looking Statements

     This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses, and the future prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following, in addition to those contained in the Company’s reports on file with the SEC: (i) general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services; (ii) changes in the domestic interest rate environment could reduce net interest income and could increase credit losses; (iii) inflation, changes in securities market conditions and monetary fluctuations could adversely affect the value or credit quality of the Company’s assets, or the availability and terms of funding necessary to meet the Company’s liquidity needs; (iv) changes in the extensive laws, regulations and policies governing financial services companies could alter the Company’s business environment or affect operations; (v) the potential need to adapt to industry changes in information technology systems, on which the Company is highly dependent, could present operational issues or require significant capital spending; (vi) competitive pressures could intensify and affect the Company’s profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments, or bank regulatory reform; (vii) changes in consumer spending and savings habits could adversely affect the Company’s results of operations; (viii) changes in the financial performance and condition of the Company’s borrowers could negatively affect repayment of such borrowers’ loans; (ix) acquisitions may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated, or may result in unforeseen integration difficulties; (x) capital investments in the Company’s businesses may not produce expected growth in earnings anticipated at the time of the expenditure; and (xi) acts or threats of terrorism, and/or political and military actions taken by the U.S. or other governments in response to acts or threats of terrorism or otherwise could adversely affect general economic or industry conditions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

###

U.S. Bancorp
Consolidated Statement Of Income

	Three Months Ended		Nine Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	September 30,		September 30,

(Unaudited)	2003	2002	2003	2002

Interest Income
Loans	$1,818.3	$1,961.2	$5,476.1	$5,830.0
Loans held for sale	59.5	37.3	170.9	113.1
Investment securities
Taxable	403.6	372.2	1,222.1	1,066.1
Non-taxable	6.7	10.9	23.1	35.8
Money market investments	1.6	3.3	8.2	8.8
Trading securities	7.5	9.7	22.8	27.3
Other interest income	24.5	25.4	80.8	77.1

Total interest income	2,321.7	2,420.0	7,004.0	7,158.2

Interest Expense
Deposits	256.4	370.3	851.5	1,141.6
Short-term borrowings	47.7	56.4	133.9	203.6
Long-term debt	169.4	226.8	540.7	635.7
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely the junior subordinated debentures of the parent company	23.6	34.7	79.5	103.4

Total interest expense	497.1	688.2	1,605.6	2,084.3

Net interest income	1,824.6	1,731.8	5,398.4	5,073.9
Provision for credit losses	310.0	330.0	968.0	1,000.0

Net interest income after provision for credit losses	1,514.6	1,401.8	4,430.4	4,073.9

Noninterest Income
Credit and debit card revenue	137.6	132.8	407.3	373.3
Corporate payment products revenue	95.7	87.6	272.6	245.3
ATM processing services	41.3	42.9	125.6	118.9
Merchant processing services	146.3	147.3	415.4	425.3
Trust and investment management fees	241.9	225.2	714.1	684.4
Deposit service charges	187.0	186.5	529.2	503.9
Cash management fees	126.2	105.8	350.0	314.3
Commercial products revenue	97.8	125.0	302.0	370.9
Mortgage banking revenue	89.5	111.8	275.2	241.8
Trading account profits and commissions	56.2	52.6	184.7	152.0
Investment products fees and commissions	104.5	105.0	314.0	323.5
Investment banking revenue	75.0	35.7	169.4	159.4
Securities gains (losses), net	(108.9)	119.0	244.9	193.7
Other	84.9	88.4	259.5	235.7

Total noninterest income	1,375.0	1,565.6	4,563.9	4,342.4

Noninterest Expense
Salaries	623.3	606.0	1,850.4	1,801.9
Employee benefits	90.9	93.8	295.1	281.3
Net occupancy	101.3	103.2	304.6	305.1
Furniture and equipment	72.7	75.7	218.1	229.6
Capitalized software	36.0	36.8	111.5	112.9
Communication	49.5	46.6	151.2	136.4
Postage	45.0	44.3	136.3	135.3
Other intangible assets	10.8	211.4	558.2	396.3
Merger and restructuring-related charges	10.2	70.4	38.6	216.2
Other	357.6	359.4	1,003.9	1,002.4

Total noninterest expense	1,397.3	1,647.6	4,667.9	4,617.4

Income before income taxes and cumulative effect of change in accounting principles	1,492.3	1,319.8	4,326.4	3,798.9
Applicable income taxes	507.4	459.5	1,476.7	1,322.3

Income before cumulative effect of change in accounting principles	984.9	860.3	2,849.7	2,476.6
Cumulative effect of change in accounting principles	—	—	—	(37.2)

Net income	$984.9	$860.3	$2,849.7	$2,439.4

Earnings Per Share
Income before cumulative effect of change in accounting principles	$.51	$.45	$1.48	$1.29
Cumulative effect of change in accounting principles	—	—	—	(.02)

Net income	$.51	$.45	$1.48	$1.27

Diluted Earnings Per Share
Income before cumulative effect of change in accounting principles	$.51	$.45	$1.47	$1.29
Cumulative effect of change in accounting principles	—	—	—	(.02)

Net income	$.51	$.45	$1.47	$1.27

Dividends declared per share	$.205	$.195	$.615	$.585

Average common shares	1,926.0	1,915.0	1,922.4	1,916.0
Average diluted common shares	1,940.8	1,923.3	1,933.5	1,926.7

U.S. Bancorp
Consolidated Ending Balance Sheet

	September 30,	December 31,	September 30,
(Dollars in Millions)	2003	2002	2002

Assets	(Unaudited)		(Unaudited)
Cash and due from banks	$9,187	$10,758	$8,705
Money market investments	536	434	485
Trading securities	1,138	898	848
Investment securities
Held-to-maturity	180	233	257
Available-for-sale	34,835	28,255	28,237
Loans held for sale	3,640	4,159	2,575
Loans
Commercial	41,170	41,944	43,826
Commercial real estate	27,242	26,867	26,304
Residential mortgages	12,976	9,746	8,439
Retail	38,494	37,694	37,365

Total loans	119,882	116,251	115,934
Less allowance for credit losses	(2,368)	(2,422)	(2,461)

Net loans	117,514	113,829	113,473
Premises and equipment	2,028	1,697	1,706
Customers’ liability on acceptances	143	140	132
Goodwill	6,329	6,325	5,442
Other intangible assets	2,138	2,321	2,077
Other assets	11,167	10,978	10,069

Total assets	$188,835	$180,027	$174,006

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$32,441	$35,106	$32,189
Interest-bearing	74,419	68,214	63,639
Time deposits greater than $100,000	8,183	12,214	11,598

Total deposits	115,043	115,534	107,426
Short-term borrowings	12,864	7,806	7,499
Long-term debt	31,603	28,588	31,685
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely the junior subordinated debentures of the parent company	2,605	2,994	2,975
Acceptances outstanding	143	140	132
Other liabilities	7,151	6,864	6,771

Total liabilities	169,409	161,926	156,488
Shareholders’ equity
Common stock	20	20	20
Capital surplus	4,800	4,850	4,870
Retained earnings	15,385	13,719	13,243
Less treasury stock	(1,031)	(1,272)	(1,325)
Other comprehensive income	252	784	710

Total shareholders’ equity	19,426	18,101	17,518

Total liabilities and shareholders’ equity	$188,835	$180,027	$174,006